                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 31st day of May, 1996, between MEDIRISK, INC., a Florida corporation (hereinafter referred to as the "Company"), and Mark A. Kaiser (hereinafter referred to as the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Company is engaged in the business of providing products and services to organizations and groups that provide or finance health care; and

     WHEREAS, the parties hereto desire to enter into an Employment Agreement upon the following terms and conditions.

     NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS, that for and in consideration of the above premises, and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties agree as follows:

     1. EMPLOYMENT TERM. Subject to the terms and conditions hereinafter set forth, the Company agrees to employ Employee for a term of three (3) years, commencing on the date hereof. Upon the expiration of the said three-year term (the "Initial Term"), this Agreement shall each year thereafter be automatically renewed under the same terms and conditions for 1-year terms (the "Renewal Term"), unless at least sixty (60) days prior to the end of the Initial Term or a Renewal Term, if applicable, either party gives written notice to the other that it/he elects not to renew for the next succeeding term.

     2. DUTIES. The Company hereby employs Employee and Employee hereby accepts such employment and agrees to devote his full attention and best efforts to the performance of his duties as Chairman of the Board of Directors and Chief Executive Officer for the Company, which shall include such executive duties as are customarily performed by chief executive officers, chief operating officers and general managers in similar enterprises, including but not limited to the following: hiring, motivating, training, and retaining personnel; management and oversight of sales and marketing, production, data processing, and financial control operations, either directly or by delegation to and supervision of subordinates; gathering and assimilating information on industry, market, and competitive affairs, events, and trends; and reporting regularly, openly, and fully to the Board of Directors. In addition, he shall also render such other duties as may, from time to time, be assigned to him by the Board of Directors of the Company.

     The parties hereto acknowledge that the duties of Employee shall always be many and varied; therefore, the Company retains the right at any time and all times to specify the duties to be performed by Employee and the right to change and/or modify his position to any other essential executive position, in accordance with all applicable provisions of this Agreement. Notwithstanding the foregoing or anything herein that may be construed to the contrary, the Company shall at no time, without the express written consent of Employee, undertake any action which may result in a material diminution or reduction of Employee's titles, offices, reporting responsibilities, position, duties, responsibilities and/or status with the Company as such may be in effect at the time any such action is proposed to be undertaken.

     Employee's principal office and principal place of employment throughout the duration of this Agreement shall be located in the Atlanta greater metropolitan area; however, Employee acknowledges that reasonable travel will be required to perform the duties hereunder.

     3. EXTENT OF SERVICE. While employed by the Company, Employee shall devote his entire attention and energy to the business of the Company, and shall not, without the written consent of the Company, be employed in any other additional business activities, whether or not such activities are pursued for gain, profit or other pecuniary advantage, and Employee shall not at any time, during the term of this Agreement, become engaged in any business competitive with or similar to the business of the Company; but this shall not be construed as preventing Employee from (a) investing his personal assets in businesses that do not compete with the Company in such form or manner as will not require any services on the part of the Employee that interfere with Employee's ability to perform his duties under this Agreement, (b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent or more of the equity securities of any corporation engaged in a business competitive to that of the Company, (c) serving on the boards of directors or boards of advisors of businesses that do not compete with the Company, and (d) participating in conferences, preparing or publishing papers or books or teaching so long as such activities do not interfere with Employee's ability to perform his duties under this Agreement.

     4. COMPENSATION. During the period from the effective date of this Agreement until December 31, 1996, the Company agrees to pay Employee and Employee agrees to accept a base salary at an annual rate of not less than one hundred and ninety thousand dollars ($190,000.00), which salary shall be payable in accordance with the general payroll practices of the Company. This base salary shall be reviewed by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") in December of each year and shall, effective as of January 1 of each year, be increased by such amount as the Compensation Committee determines.

     5. PERFORMANCE BONUSES. For each year during the Initial Term and any Renewal Term of this Agreement, Employee shall be entitled to receive a target bonus of fifty percent (50%) of his base salary for such year based upon the Company's achievement of one hundred percent (100%) of goals reasonably established by the Compensation Committee. The Company and Employee agree that Employee's performance bonus for the year 1996 will be based upon the achievement of performance goals that have already been established. The actual bonuses paid will be increased or decreased from the target based upon the Company's exceeding or failing to achieve one hundred percent (100%) of the relevant goals pursuant to formulae reasonably established by the Compensation Committee when it establishes the goals for such year.

     6. EMPLOYEE BENEFITS. Employee shall be entitled to participate in all medical, dental, disability, hospitalization, life insurance, vacation and other employee benefit programs of the Company. Except as may otherwise be expressly provided in this Agreement, the Company may change any of its benefit programs at any time, provided that the level of benefits available shall at all times be at least as favorable to Employee as the level of benefits provided on the date of this Agreement and as the level provided to other Company employees. In addition to such benefits, the Company will pay on behalf of Employee, or reimburse Employee for, the premiums due for a $1,000,000 policy of term life insurance on Employee, payable to beneficiaries designated by Employee; provided that such payment or reimbursement shall not exceed $1,000 in any year. In addition to the benefits described above, the Company will grant Employee options to purchase 50,000 shares of Series A Common Stock of the Company ("Common Stock") on the date of this Agreement and on each of the first and second anniversaries of the date of this Agreement, such number of shares being adjusted for any stock splits or stock dividends occurring after the date of this Agreement. Such options will have an exercise price per share equal to the fair market value of a share of Common Stock as reasonably determined by the Compensation Committee. Such options shall vest at a rate of 20% per year, over five years, or immediately upon the sale or other change of control of the Company.

     7. EXPENSES. The Company shall pay or reimburse Employee for all business, travel, and entertainment expenses incurred by him in connection with the performance of his duties and responsibilities hereunder upon submission to the Company of appropriate documentation in accordance with the Company's normal business practices.

     8. TERMINATION.

     (a) The Company may not terminate this Agreement during the term without cause, except upon Employee's death or total disability.

     (b) The Company may terminate Employee's employment hereunder, upon written notice to Employee, for "cause." For purposes of this Agreement, "cause" for termination of Employee's employment shall exist if: (1) Employee is convicted of, pleads guilty to or confesses to any felony or commits any act of fraud, misappropriation or embezzlement against the Company or any of its subsidiaries; (2) Employee has engaged in a dishonest act to the material damage or prejudice of the Company or any of its subsidiaries or has engaged in conduct or activities involving moral turpitude that materially damage the property, business or reputation of the Company or any of its subsidiaries; (3) Employee suffers from chronic alcoholism or other form of addiction, (4) Employee materially neglects or fails to perform his duties under this Agreement, which neglect or failure continues for thirty (30) days after receipt of written notice detailing such neglect or failure from the Board of Directors of the Company;
(5) Employee materially underperforms the objective performance goals reasonably established by the Compensation Committee and agreed to by Employee, which agreement shall not be unreasonably withheld, which underperformance is not the result of general economic conditions that widely affect the industry in which the Company conducts its business; or (6) if during the term of this Agreement Employee violates any provision set forth in paragraph 10 of this Agreement.

     (c) Employee shall have the right to terminate this Agreement for "good reason," as hereinafter defined, upon providing the Company with ten (10) days written notice of his intention to so terminate this Agreement. For the purposes of this Agreement, "good reason" shall exist if: (1) without the express written consent of Employee, there is a material diminution of his position, duties, responsibilities and status with the Company as in effect as of the date of this Agreement, Employee's reporting responsibilities, titles or offices as in effect as of the date of this Agreement are materially reduced, or Employee is removed from or not re-elected to any position referred to earlier herein, except in connection with promotions to higher office or except in connection with the termination of his employment for cause; (2) the Company reduces Employee's base salary, as in effect on the date of this Agreement or as the same hereafter is increased in accordance with this Agreement, or the performance bonus structure currently in effect hereunder is substantially changed (other than changes in goals from year to year); (3) the Company fails to continue in effect any incentive plan or any insurance or pension plan, as in effect on the date of this Agreement (or plans and benefits which are, in the aggregate, no less favorable to Employee than those Employee enjoys as of the effective date of this Agreement); (4) the Company's principal executive offices are relocated to a location outside the Atlanta, Georgia area, or the Company requires Employee, without his consent, to be based anywhere other than the Company's principal executive offices; (5) the Company reduces number of Employee's yearly vacation days; (6) the Company or any person or entity directly or indirectly controlling or controlled by the Company intentionally interferes with the performance by Employee of the duties required of him hereunder such that Employee is prevented or materially impaired from performing such duties; (7) the Company materially breaches any provision of this Agreement; or (8) Employee gives notice of termination to the Company during the 30-day period immediately following the first anniversary of a sale or other change of control of the Company.

     9. BENEFITS UPON TERMINATION. Subject to paragraph 8 above, if this Agreement is terminated by the Company without cause, or if Employee terminates this Agreement for good reason, Employee shall be entitled to receive that portion of his base salary, described in paragraph 4 herein, and performance bonus, described in paragraph 5, which is actually earned up to and including the date of termination, and Employee shall continue to receive his then-effective base salary and all employee benefits contemplated by paragraph 6 of this Agreement until the later of the expiration of the Initial Term or one year after such termination. Subject to paragraph 8 above, if the Company terminates this Agreement for cause on account of matters described in subparagraph (5) of paragraph 8(b), Employee shall be entitled to receive that portion of his base salary, described in paragraph 4 herein, and performance bonus, described in paragraph 5, which is actually earned up to and including the date of termination, and

Employee shall continue to receive his then-effective base salary and all employee benefits contemplated by paragraph 6 of this Agreement until one year after such termination. Except as provided in the immediately preceding sentence, if this Agreement is terminated by the Company for cause, or if Employee terminates this Agreement without good reason, Employee shall not be entitled to any such salary, bonus or benefits beyond the date of such termination. The provisions of this paragraph are subject to and shall be construed in accordance with all provisions of law applicable to continuation of employee benefits subsequent to termination of employment. In the event of any termination of employment hereunder, Employee shall have the right to exercise outstanding options in accordance with the terms of applicable agreements, to the extent such options are vested as of the date of such termination

     10. CONFIDENTIALITY AND NONCOMPETITION.

     (a) DEFINITIONS.  For purposes of this paragraph 10 of this Agreement:

     (i) "Trade Secrets" shall mean all secret, proprietary or Confidential Information regarding the Company or any of its subsidiaries or the Company's or any of its subsidiaries' business or activities, including any and all information not generally known to, or ascertainable by, persons not employed by the Company or any of its subsidiaries, the disclosure or knowledge of which would permit those persons to derive actual or potential economic value therefrom or to cause economic or financial harm to the Company or any of its subsidiaries. Trade Secrets shall include, but not be limited to, information relating to the Company's or any of its subsidiaries' business plan, marketing techniques, financial statements and projections, customer lists, Prospective Customer lists (including names, addresses and telephone numbers), marketing research, marketing methods, database products and systems, employee and independent contractor lists and information, litigation, medical information about or patient records of clients (including employees thereof) compensation schedules, price list, training manuals, contracts, agreements, specialized computer software, billing information, personnel information and other information concerning the financial affairs, future plans and management of the Company, its subsidiaries and their respective clients.

     (ii) "Confidential Information" shall mean all information regarding the Company and its subsidiaries, the Company's and its subsidiaries' businesses, the Company's and its subsidiaries' activities or the Company's and its subsidiaries' clients, customers or employees that is not generally known to persons not employed by the Company or any of its subsidiaries but that does not rise to the level of a Trade Secret and that is not generally disclosed by Company practice or authority to persons not employed by the Company or any of its subsidiaries.

     (iii) "Material Contact" shall mean contact between Employee and each customer or Prospective Customer (A) with whom Employee dealt; (B) whose dealings with the Company or any of its subsidiaries were coordinated or supervised by Employee; (c) about whom Employee obtained Trade Secrets or Confidential Information in the ordinary course of business as a result of Employee's association with the Company or any of its subsidiaries; or (D) who receives products or services authorized by the Company or any of its subsidiaries, the sale or provision of which results or resulted in compensation, commissions or earnings for Employee within one year prior to the date of Employee's termination.

     (iv) "Person" shall mean any individual, partnership, corporation, trust, unincorporated organization, or any other business entity or enterprise, provided, however, that the term "person" shall not include the Company or any of its subsidiaries.

     (v) "Prospective Customer" shall mean any person to whom the Company or any of its subsidiaries has sent or delivered written sales or servicing proposal or contract in connection with the business of the Company or any of its subsidiaries.

     (b) ACKNOWLEDGMENTS. Employee agrees and acknowledges that: (i) he is and will be in a position of confidence and trust with the Company and he will have access to Trade Secrets and Confidential Information; (ii) the nature and period of restrictions imposed by the covenants set forth in this Agreement are fair, reasonable and necessary to protect and preserve for the Company the benefits of this Agreement and that such restrictions will not prevent Employee from earning a livelihood; (iii) the Company would sustain irreparable loss under damage if Employee were to breach any of such covenants; and (iv) the covenants herein set forth are made as an inducement to and have been relied upon by the company in continuing to employ Employee and Employee represents and warrants for himself that he has not, prior to the date hereof, disclosed to any Person or used or otherwise exploited for his own benefit or for the benefit of any other Person any Trade Secrets or Confidential Information.

     (c) COVENANTS. Having acknowledged the foregoing, Employee hereby covenants to and agrees to the following:

     (i) COVENANT AGAINST DISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. Employee hereby agrees to hold Trade Secrets and Confidential Information in a fiduciary capacity for the benefit of the Company and agrees that he shall not, directly or indirectly, during the term of Employee's employment by the Company and for two years after the termination of his employment for any reason whatsoever disclose to any Person or use or otherwise exploit for Employee's own benefit or for the benefit of any other Person any Trade Secrets or Confidential Information that were disclosed to Employee or acquired by Employee while an Employee of the Company. Additionally, Employee agrees that he will not, directly or indirectly, use or disclose to any Person any Trade Secret at any time, as long as that information continues to be a Trade Secret, even after the expiration of the above-referenced two-year period, and further agrees that this paragraph 10(c)(i) shall not limit in any manner the protection of the Company's Trade Secrets otherwise afforded by law.

     (ii) COVENANT AGAINST DIVERSION OF BUSINESS. Employee shall not, directly or indirectly, while he is in the Company's employ and through the period ending one year after the termination of his employment for any reason, accept, solicit, divert, appropriate, or attempt to accept, solicit, divert, or appropriate, directly or by assisting others, any business from any Person that was a customer or Prospective Customer with whom Employee had Material Contact during his employment hereunder for purposes of providing products or services that are competitive with those provided by the Company.

     (iii) COVENANT AGAINST DIVERSION OF EMPLOYEES. Employee shall not, directly or indirectly while he is in the Company's employ and through the period ending one year after the termination of his employment for any reason initiate contact with the intention to recruit or hire, directly or by assisting others, any employee of the Company or any of its affiliates; provided, however, that Employee may hire or assist others in hiring any employee of the Company whose employment with the Company at the time of such hiring has been terminated by the Company.

     (iv) FURTHER COVENANTS WHILE EMPLOYEE EMPLOYED BY THE COMPANY. Nothing in this Agreement shall be construed to limit Employee's legal duties to the Company while employed by the Company, which include, but are not limited to, acting solely in the Company's best interest and, while employed by the Company, Employee shall refrain from diverting (i) any and all business of the Company whatsoever, and (ii) any employee of the Company to any Person.

     (d) CONSENT TO INJUNCTION. Employee acknowledges that his breach of any covenant set forth in this paragraph 10 will result in irreparable injury to the Company and that the Company's remedies at law for such a breach will be inadequate and extremely difficult to calculate or determine. Accordingly, Employee agrees and consents that upon such breach or threatened breach by Employee of any covenant set forth herein, the Company shall, in addition to all other remedies available at law and in equity, be entitled to a temporary restraining order, preliminary and interlocutory injunction, and permanent injunctions to prevent or halt such a breach or threatened breach by Employee of any covenant contained herein. Any violation of the covenants contained in this paragraph 10 shall automatically toll and suspend the period of such covenant for the amount of time the violation continues.

     (e) REFORMATION. If any of the provisions of this Agreement should ever be held to exceed the time or geographic limitations permitted by applicable law in a final judgment by a court of competent jurisdiction, then such provisions shall be automatically reformed to the maximum time or geographic limitations permitted by applicable law.

     (f) SEVERABILITY. If any of the provisions of this Agreement should in whole or in part be held invalid in a final judgment by a court of competent jurisdiction, such invalidity shall not affect the validity of the rest of this Agreement, the parties hereto intending that each provision of this Agreement, including each subparagraph contained in paragraph 10(c), be severable.

     (g) REMEDIES CUMULATIVE AND CONCURRENT. The rights and remedies of the Company as provided in this Agreement shall be cumulative and may be pursued separately, successively or together against Employee at the sole discretion of the Company, and may be exercised as often as occasion therefor shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.


     11. FURTHER AGREEMENTS.

     (a) In consideration of Employee's execution of this Agreement, the Company agrees that all indebtedness owed by Employee to the Company under that Unsecured Promissory Note in the original principal amount of $75,000 dated July 11, 1994 is hereby forgiven, Employee acknowledging that such forgiveness will result in taxable income to Employee in an amount equal to the currently outstanding principal and interest of such Promissory Note.

     (b) The Company agrees that if, after the date of this Agreement, the Company acquires any shares of Common Stock from any other shareholder of the Company, then the Company shall offer to sell 50% of such acquired shares to Employee for a purchase price equal to the price paid by the Company to acquire such shares. Employee may accept such offer by giving notice of acceptance to the Company within 30 days. If Employee so accepts, Employee may elect to pay all or any portion of the purchase price for such shares by delivery of a promissory note bearing interest at the prime rate (as reported in the "Money Rates" table of the Wall Street Journal on the day prior to such delivery), such promissory note being payable in 5 equal annual installments of principal with accrued interest, with such installments payable on the first, second, third, fourth and fifth anniversaries of the delivery of such promissory note.

     12. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall waiver of a matter at any time or more times, be deemed a waiver or relinquishment of such right or power at any other time.

     13. BENEFIT. Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, but not limited to, any corporation which may acquire all or substantially all of the Company's assets and business or with which the Company may be consolidate or merged, and Employee, his heirs, executors, administrators and legal representatives, provided that the employment obligations of Employee hereunder shall not be delegated.

     14. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto regarding the subject matter hereof and supersedes any prior written or oral agreements between them respecting the subject matter of this Agreement, including, without limitation, the Employment Agreement between the Company and Employee dated May 30, 1991 and the Employee Confidentiality and Restrictive Covenant Agreement between the Company and Employee dated June 20, 1994, but not including that certain Employee Shareholder Agreement between the Company and certain of its employees (including Employee) dated July, 1994. This Agreement and all option agreements pursuant to which Employee has been, or is hereafter, granted options to purchase Common Stock. This Agreement shall not be modified or altered except by another written agreement executed by each of the parties hereto.

     14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

     15. HEADINGS. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     16. SURVIVAL. Any and all provisions of this Agreement which contemplate ongoing rights or obligations on the part of either the Company or Employee subsequent to any termination of this Agreement shall survive such termination.

     17. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and shall be deemed served if deposited in the United States mail, postage prepaid, certified mail, return receipt requested, and addressed as follows:


        TO COMPANY:   Medirisk, Inc.
                      Two Piedmont Center, Suite 400
                      3565 Piedmont Road
                      Atlanta, Georgia 30305
                      Attention:  Chief Financial Officer and Secretary

        TO EMPLOYEE:  Mr. Mark A. Kaiser
                      1363 Peachtree Battle, NW
                      Atlanta, Georgia 30327


or such other address as one party may from time to time give notice of to the other party.

             [The remainder of the page intentionally left blank.]

            [SIGNATURE PAGE FOR MARK A. KAISER EMPLOYMENT AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, the day and year first above written.


                                    MEDIRISK, INC.

                                    BY: /s/ Kenneth M. Goins, Jr.
                                       -----------------------------------------

                                    ITS:  Vice President
                                        ----------------------------------------


                                      /s/ Mark A. Kaiser
                                    --------------------------------------------
                                    Mark A. Kaiser